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                      [KING & WOOD PRC LAWYERS LETTERHEAD]

September 25, 2006

Mindray Medical International Limited
Mindray Building
Keji 12th Road South
Hi-tech Industrial Park, Nanshan
Shenzhen 518057
People's Republic of China

and

Goldman Sachs (Asia) L.L.C.
68th Floor, Cheung Kong Center
2 Queen's Road Central
Hong Kong

UBS AG
52/F, Two International Finance Centre
8 Finance Street, Central
Hong Kong

As representatives of the several underwriters


Dear Sir or Madam:

We have acted as the People's Republic of China ("PRC") legal counsel to Mindray Medical International Limited, a company incorporated under the laws of the Cayman Islands (the "Company" or "Mindray").

In connection with the initial public offering (the "Offering") of American Depositary Shares (the "ADSs"), each representing one Class A ordinary share, par value HK$0.001 per share (the "Shares"), of the Company, and the proposed listing and trading of the ADSs representing the Shares on the New York Stock Exchange and the public filing of the Company's registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the "Commission"), you have requested us to furnish an opinion to you as to the matters set forth below. For purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate. In
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addition, we have considered the PRC laws, rules and regulations that may be relevant to the interpretation of the Rules (as defined below).

1. On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission ("CSRC"), the Ministry of Commerce ("MOC") and the State Administration of Foreign Exchange ("SAFE"), promulgated the Rules on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "Rules"), which has become effective on September 8, 2006. The Rules clearly require that an offshore special purpose vehicle formed for listing purposes and controlled directly or indirectly by PRC companies or individuals ("SPV") using its shares to acquire an equity interest in a PRC company (i.e., through a share swap) shall obtain the approval of the CSRC prior to the listing and trading of such SPV's securities on an overseas stock exchange. However, the Rules do not clearly provide whether an SPV using cash to acquire an equity interest in a PRC company, such as the Company, needs to obtain approval from the CSRC prior to the listing and trading of such SPV's securities on an overseas stock exchange.

2. On September 21, 2006, pursuant to the Rules and other PRC laws and regulations, the CSRC, in its official website, promulgated the relevant Administrative Permits With Respect to Indirect Issuing or Listing and Trading of Domestic Enterprises' Securities on Overseas Stock Exchanges (the "Administrative Permits"), some of which clearly provide a list of application materials with respect to the listing on overseas stock exchanges by SPVs (the "List").

3. The Company acquired its 99.9%-owned PRC subsidiary, Shenzhen Mindray Bio-Medical Electronic Co., Ltd. ("Shenzhen Mindray"), through cash acquisitions of equity interests in Shenzhen Mindray and obtained all necessary approvals from PRC regulatory agencies, including the MOC and the SAFE, prior to the promulgation of the Rules.

4. The List includes a principal approve letter from the MOC with respect to the acquisition of domestic companies by a SPV. Given that the principal approval letter from the MOC is a new requirement under the Rules, our understanding is that as a SPV having completed its domestic acquisition with cash, Mindray is not required to and can not obtain such a principal approval letter.

5. We are advised by the Company and its U.S. counsel that (A) the Company obtained a clearance letter from the New York Stock Exchange's compliance and clearance committee on August 21, 2006 to file an original listing application and that such listing application was filed with the New York Stock Exchange on August 22, 2006 and (B) the Company made a public filing of its registration statement on Form F-1 with the U.S. Securities and Exchange Commission on

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     September 6, 2006. The Company confirmed to us that its U.S. registration process for the Offering has been substantially accomplished.

6. Based on the foregoing and our understanding of current PRC laws, regulations and rules and the Administrative Permits, it is our opinion that Mindray's IPO in the US belongs to a category over which the CSRC has jurisdiction. However, given the facts that the Company completed its restructuring and filed its listing registration with the Commission before September 8, 2006 and has substantially accomplished its listing process before September 21, 2006, the crucial time for the CSRC to exercise its jurisdiction, it is our opinion that it is not necessary for the Company to initiate an application for retroactive recognition by the CSRC and the subsequent listing and trading of the Company's ADS on the New York Stock Exchange should not require the approval by the CSRC. Should the Company's application for CSRC approval be required, the Company would have a sufficient and justifiable basis to request a waiver from the CSRC, if and when procedures are established to obtain such a waiver.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of and references to our name under the captions "Risk Factors", "Regulation", "Enforcement of Civil Liabilities", "Legal Matters" and "Experts" in the prospectus included in the registration statement on Form F-1, filed by Mindray Medical International Limited with the Commission under the Securities Act of 1933, as amended




Yours truly

King & Wood
PRC Lawyers

/s/ King & Wood

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